EXHIBIT 23(ii).2


INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated September 30, 1999 on our audit of the statements of operations, changes in stockholders' equity and comprehensive income, and cash flows, and the related financial statement schedule of Internet Commerce Corporation for the year ended July 31, 1999, which is included in the latter's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.




/s/ Richard A. Eisner & Company, LLP

New York, New York
December 18, 2001